Schedule A

Transactions in the Common Stock of the Issuer During the Past Sixty (60) Days

The following tables set forth all transactions in the Common Stock effected during the past sixty (60) days by each Reporting Person. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions. Where a price range is provided in the column titled “Price Range ($)”, the price reported in the column titled “Price Per Share ($)” is a weighted average price. These Shares were sold or purchased in multiple transactions at prices between the price ranges indicated in the column titled “Price Range ($)”. The Reporting Persons will undertake to provide to the staff of the SEC, upon request, full information regarding the number of Shares sold or purchased at each separate price.

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)
July 15, 2024	20,000	$10.82	$10.65 - $10.99
July 16, 2024	21,100	$10.85	$10.76 - $10.96
July 17, 2024	30,000	$10.86	$10.71 - $10.98
July 18, 2024	27,239	$10.87	$10.70 - $11.05
July 19, 2024	22,984	$10.77	$10.60 - $10.91
July 22, 2024	26,134	$10.92	$10.74 - $11.17
July 23, 2024	8,309	$11.25	$11.01 - $11.37
July 24, 2024	23,517	$11.38	$11.20 - $11.59
July 25, 2024	15,407	$11.40	$11.24 - $11.47
July 26, 2024	13,470	$11.62	$11.51 - $11.79
July 29, 2024	14,382	$11.72	$11.56 - $11.85
July 30, 2024	11,600	$11.26	$11.21 - $11.33
July 31, 2024	10,200	$11.21	$11.00 - $11.31
August 1, 2024	9,186	$10.85	$10.75 - $11.05
August 2, 2024	5,000	$10.56	$10.53 - $10.60
August 5, 2024	3,580	$9.93	$9.81 - $10.00
August 6, 2024	15,000	$10.05	$9.92 - $10.31
August 7, 2024	24,223	$9.98	$9.84 - $10.10
August 8, 2024	300	$10.01	$10.00 - $10.03
August 9, 2024	50,300	$12.41	$10.55 - $12.87
August 12, 2024	33,204	$12.62	$12.19 - $13.24
August 13, 2024	26,542	$12.64	$12.23 - $12.89
August 15, 2024	11,200	$12.63	$12.49 - $12.77
August 16, 2024	13,466	$12.75	$12.63 - $12.93
August 19, 2024	5,848	$12.88	$12.77 - $12.99
August 29, 2024	12,603	$12.07	$11.79 - $12.24
August 30, 2024	9,959	$12.35	$12.08 - $12.50
September 3, 2024	15,327	$12.56	$12.48 - $12.84
September 4, 2024	5,800	$12.65	$12.55 - $12.76
September 5, 2024	8,520	$12.55	$12.37 - $12.68
September 6, 2024	12,110	$12.39	$12.27 - $12.67
September 9, 2024	13,600	$12.22	$12.07 - $12.41
September 10, 2024	12,100	$12.05	$11.87 - $12.15
September 11, 2024	10,837	$12.02	$11.87 - $12.16
September 12, 2024	13,400	$12.13	$11.93 - $12.45
September 13, 2024	8,100	$12.28	$12.15 - $12.38